Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Urgent.ly Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.001 per share(2)	Other	270,815,183	$0.3351(3)	$90,750,167.82		$0.0001102	$10,000.67
Fees previously paid	Equity	Common Stock, par value $0.001 per share(2)	Other	206,751,377		$92,290,645.46		$0.0001102	$10,170.70
	Equity	Warrants to purchase Common Stock(4)	Other	13,824,976		$359,449.38	(4)	$0.0001102	$39.61
		Total Offering Amounts				$183,400,262.66			$20,210.98
		Total Fee Previously Paid							$10,210.32	(5)
		Total Fee Offsets							—
		Net Fee Due							$10,000.67

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Relates to common stock, $0.001 par value per share (“Common Stock”), of Urgent.ly Inc. (“Urgently”), issuable to holders of ordinary shares, no par value per share (“Ordinary Shares”) of Otonomo Technologies, Ltd., (“Otonomo”), in the proposed merger (the “Merger”) of U.O Odyssey Merger Sub, Ltd., a direct wholly owned subsidiary of Urgently, with and into Otonomo, with Otonomo surviving the Merger as a direct wholly owned subsidiary of Urgently. The 477,566,560 shares of Common Stock to be registered represents the estimated maximum number of shares of Common Stock that are expected to be issued in connection with the Merger, without taking into account the effect of any reverse stock split of Common Stock, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the Merger) of approximately 3.28 shares of Common Stock for each outstanding Ordinary Share (the “Exchange Ratio”).

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) of the Securities Act, based upon the average of the high and low prices of Ordinary Shares as reported on the Nasdaq Capital Market on July 7, 2023 (such date being within five business days of the date that this registration statement was filed with the SEC).

(4)

Relates to warrants to purchase Common Stock (“Warrants”) issuable to holders of warrants to purchase Ordinary Shares in the proposed Merger. The 13,824,976 Warrants to be registered represents the estimated maximum number of Warrants that are expected to be issued in connection with the Merger, without taking into account the effect of any reverse stock split.

(5)

The amount of $9,699.61 was previously paid in connection with the initial filing of this registration statement (File No. 333-271937) on May 15, 2023, and the amount of $510.70 was previously paid in connection with the filing of Amendment No. 1 to this registration statement on June 22, 2023.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A